Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2015 and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

(1)

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of condensed consolidated interim financial statements; they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited condensed consolidated interim financial statements of Minco Gold Corporation have been prepared by, and are the responsibility of, the Company’s management. The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board applicable to the preparation of interim financial statements, including IAS 34, Interim Financial Reporting.

Minco Gold Corporation’s independent auditor has not performed a review of these condensed consolidated interim financial statements in accordance with standards established by the Canadian Institute of Chartered Professional Accountants for a review of condensed consolidated interim financial statements by an entity’s auditor.

Dr. Ken Cai                                                                                        Samson Siu, CPA, CA

President and CEO                                                                                Interim Chief Financial Officer

Vancouver, Canada

May 13, 2015

(2)

(3)

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Financial Position

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	March 31,	December 31,
	2015	2014
Assets	$	$
Current assets
Cash and cash equivalents (note 4)	1,345,115	2,117,038
Receivables	257,395	103,174
Due from related parties (note 10)	-	47,696
Prepaid expenses and deposits	278,284	140,956
	1,880,794	2,408,864

Long-term deposit	51,277	51,277
Property, plant and equipment	103,029	125,298
Equity investment in Minco Silver (note 6)	5,390,000	6,820,000
	7,425,100	9,405,439
Liabilities
Current liabilities
Accounts payable and accrued liabilities	356,390	444,914
Advance from non-controlling interest (note 5(a))	496,750	453,463
Due to related party (note 10)	3,590,756	3,603,848
	4,443,896	4,502,225
Equity
Equity attributable to owners of the parent
Share capital (note 9(a))	41,903,082	41,882,757
Contributed surplus	9,184,326	9,179,213
Accumulated other comprehensive income	3,038,766	1,183,086
Deficits	(56,141,077)	(52,330,354)
	(2,014,903)	(85,298)
Non-controlling interests (note 8)	4,996,107	4,988,512
Total equity	2,981,204	4,903,214
	7,425,100	9,405,439

Approved by the Board of Directors

(signed) Malcolm Clay Director                                          (signed) Robert Callander Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(4)

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Loss

For the three months ended March 31, 2015, and 2014

(Unaudited, expressd in Canadian dollars, unless otherwise stated)

	Three months ended March 31,
	2015	2014
	$	$
Exploration costs (note 5)	264,934	269,886

Administrative expenses
Accounting and audit	24,145	22,118
Amortization	16,771	18,396
Consulting	8,418	4,880
Directors’ fees	19,000	18,000
Foreign exchange loss	22,443	4,848
Investor relations	5,783	9,530
Legal and regulatory	41,164	33,809
Office and miscellaneous	121,524	123,962
Property investigation	25,665	19,925
Salaries and benefits	126,872	152,561
Share-based compensation (note 9(b))	13,348	122,340
Travel and transportation	23,283	17,411
	448,416	547,780
Operating loss	(713,350)	(817,666)
Finance income	8,159	1,018
Gain on legal settlement (note 7)	51,745	-
Impairment of equity investment in Minco Silver (note 6)	(3,466,674)	-
Share of gain (loss) from equity investment in Minco Silver (note 6)	283,699	(55,274)
Dilution loss (note 6)	-	(78,177)
Net loss for the period	(3,836,421)	(950,099)
Net loss attributable to:
Shareholders of the Company	(3,810,723)	(904,665)
Non-controlling interest	(25,698)	(45,434)
	(3,836,421)	(950,099)
Loss per share
Basic and diluted	(0.08)	(0.02)
Weighted average number of common shares outstanding Basic and diluted	50,536,264	50,436,548

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(5)

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Comprehensive Loss

For the three months ended March 31, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	2015	2014
	$	$
Net loss for the period	(3,836,421)	(950,099)
Other comprehensive income (loss)
Items that may be reclassified subsequently to profit or loss:
Share of other comprehensive income of investments accounted for using the equity method	1,752,975	226,158
Exchange differences on translation from functional to presentation currency	135,998	56,357

Total comprehensive loss for the period	(1,947,448)	(667,584)
Comprehensive income (loss) attributable to:
Shareholders of the Company	(1,955,043)	(632,843)
Non-controlling interest	7,595	(34,741)
	(1,947,448)	(667,584)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(6)

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Changes in Equity

For the three months ended March 31, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

		Attributable to equity owner of the Company
	Number of shares	Share capital	Contributed surplus	Accumulated other comprehensive income	Deficits	Subtotal	Non-controlling interest	Total equity
		$	$	$	$	$	$	$

Balance - January 1, 2014	50,348,215	41,758,037	8,933,012	1,102,818	(44,976,192)	6,817,675	5,124,196	11,941,871
Net loss for the period	-	-	-	-	(904,665)	(904,665)	(45,434)	(950,099)
Other comprehensive income	-	-	-	271,821	-	271,821	10,693	282,514
Proceeds on issuance of shares from exercise of options	150,000	117,435	(48,435)	-	-	69,000	-	69,000
Share-based compensation	-	-	122,340	-	-	122,340	-	122,340
Balance - March 31, 2014	50,498,215	41,875,472	9,006,917	1,374,639	(45,880,857)	6,376,171	5,089,455	11,465,626

Balance - January 1, 2015	50,514,881	41,882,757	9,179,213	1,183,086	(52,330,354)	(85,298)	4,988,512	4,903,214

Net loss for the period	-	-	-	-	(3,810,723)	(3,810,723)	(25,698)	(3,836,421)
Other comprehensive income	-	-	-	1,855,680	-	1,855,680	33,293	1,888,973
Proceeds on issuance of shares from exercise of options	46,500	20,325	(8,235)	-	-	12,090	-	12,090
Share-based compensation	-	-	13,348	-	-	13,348	-	13,348
Balance - March 31, 2015	50,561,381	41,903,082	9,184,326	3,038,766	(56,141,077)	(2,014,903)	4,996,107	2,981,204

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(7)

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Cash Flow

For the three months ended March 31, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Three months ended March 31,
	2015	2014
Cash flow provided by (used in)	$	$
Operating activities
Net loss for the period (3,836,421)		(950,099)
Adjustments for:
Amortization	16,771	18,396
Equity loss on investment in Minco Silver	(283,699)	55,274
Impairment of equity investment in Minco Silver	3,466,674	-
Dilution loss	-	78,177
Foreign exchange loss	22,635	5,612
Gain on legal settlement (note 7)	(51,745)	-
Share-based compensation (note 9 (b))	13,348	122,340
Changes in items of working capital:
Receivables	(40,299)	(64,606)
Due to/from related parties	37,929	(96,736)
Prepaid expenses and deposits	(134,248)	(38,593)
Accounts payable and accrued liabilities	(147,174)	(99,880)
Net cash used in operating activities	(936,229)	(970,115)
Investing activities
Proceeds from legal settlement (note 7)	-	720,095
Property, plant and equipment	-	(1,026)
Net cash generated from investing activities	-	719,069
Financing activities
Proceeds from stock option exercises	12,090	69,000
Advanced from Minco Silver Corporation	-	100,000
Net cash generated from financing activities	12,090	169,000
Effect of exchange rate changes on cash	152,216	39,377
Decrease in cash and cash equivalents	(771,923)	(42,669)
Cash and cash equivalents- Beginning of period	2,117,038	1,797,809
Cash and cash equivalents- End of period	1,345,115	1,755,140
Cash paid for income tax	-	-

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(8)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

1.	General information and liquidity risk

Minco Gold Corporation (“Minco Gold” or the “Company”) was incorporated in 1982 under the laws of British Columbia, Canada as Cap Rock Energy Ltd. The Company changed its name to Minco Gold in 2007. The Company is an exploration stage enterprise engaged in exploration and evaluation of gold-dominant mineral properties and projects in China. The registered office of the Company is 2772 – 1055 West Georgia Street, British Columbia, Canada. The Company has listed its common shares on the Toronto Stock Exchange (“TSX”) under the symbol “MMM”, and the NYSE MKT under the symbol “MGH”.

As at March 31, 2015, Minco Gold owned a 18.45% (December 31, 2014 – 18.45%) equity interest in Minco Silver Corporation (“Minco Silver”). Minco Silver was incorporated in British Columbia, Canada.

The Company is an exploration company and therefore has no source of revenues. As such, during the three months ended March 31, 2015, the Company incurred a net loss of $3,836,421, had accumulated deficit of $56,141,077 and a working capital deficit of $2,563,102. The Company is exposed to liquidity risk, which is the risk that the Company may encounter difficulty in settling its commitments when due including the continued forbearance to the amounts due to Minco Silver. In managing this risk, management determined that the Company’s cash balance as at March 31, 2015 of $1.3 million combined with any cash proceeds raised through the sale of equity interests in Minco Silver or through the sale of exploration properties would be sufficient to meet its cash requirements for the Company’s administrative overhead and to maintain its mineral interest throughout the next twelve months.

2.	Basis of preparation

The condensed consolidated interim financial statements include the accounts of Minco Gold, its wholly-owned Chinese subsidiaries Minco Mining (China) Corporation (“Minco China”), Yuanling Minco Mining Ltd. (“Yuanling Minco”), Tibet Minco Mining Co. Ltd. (“Tibet Minco”) and Huaihua Tiancheng Mining Ltd. (“Huaihua Tiancheng”); its wholly owned Hong Kong subsidiary Minco Resources Limited (“Minco Resources”) and its 51% interest in Guangdong Mingzhong Mining Co., Ltd. (“Mingzhong”).

Information about subsidiaries

Name	Principal activities (ownership interest)	Country of Incorporation
Minco China	Exploring and evaluating mineral properties (100%)	China
Yuanling Minco	Exploring and evaluating mineral properties (100%)	China
Tibet Minco	Exploring and evaluating mineral properties (100%)	China
Huaihua Tiancheng	Exploring and evaluating mineral properties (100%)	China
Minco Resources	Holding company (100%)	Hong Kong
Mingzhong	Exploring and evaluating mineral properties (51%)	China

(9)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

2.	Basis of preparation (continued)

Subsidiaries are all entities (including structured entities) over which the group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

Minco China’s legal subsidiary, Foshan Minco Mining Co. Ltd. (“Foshan Minco”), is held in trust for Minco Silver. Minco Gold does not consolidate Foshan Minco as it does not control this entity. Minco China also holds certain other assets and exploration permits in trust for Minco Silver. These assets are held for the exclusive benefit of Minco Silver and have not been included in these condensed consolidated interim financial statements.

These condensed consolidated interim financial statements have been prepared in compliance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) applicable to the preparation of interim financial statements including IAS 34, Interim Financial Reporting. The condensed consolidated interim financial statements should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2014, which have been prepared in accordance with IFRS as issued by the IASB.

The accounting policies applied in these condensed consolidated interim financial statements are consistent with those applied in the preparation of the consolidated annual financial statements for the year ended December 31, 2014.

These financial statements were approved by the board of directors for issue on May 13, 2015.

3.	Critical accounting estimates and judgments

Impairment

At each reporting date, management conducts a review to determine whether there is any objective evidence that the investment in associate is impaired. This determination requires significant judgment. In making this judgment, management evaluates among other factors, the duration and extent to which the recoverable amount of the investment in Minco Silver is less than its carrying value.

If the recoverable amount is less than the carrying value, the company recognizes an impairment loss in the statement of loss.

Management evaluated its investment in Minco Silver for impairment and due to the significant decline in the market value of the Minco Silver shares relative to its carrying value, the company has recognized an impairment loss during the period of $3,466,674.

Liquidity risk

The Company is exposed to liquidity risk, which is the risk that the Company may encounter difficulty in settling its commitments when due. In managing this risk, based on management’s judgment, it was determined that the Company’s cash balance as at March 31, 2015 of $1.3 million combined with any cash proceeds raised through the sale of equity interests in Minco Silver or through the sale of exploration properties would be sufficient to meet its cash requirements for the Company’s budgeted administrative overhead and to maintain its mineral interest throughout the next twelve months.

(10)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

4.	Cash and cash equivalents

As at March 31, 2015, cash and cash equivalent consisted of a short-term deposit with a maturity date of seven days and that can be renewed automatically. The yield on the short-term deposit was 2.86%.

As at March 31, 2015, cash of $1,296,483 (RMB 6,263,829) (December 2014 - $1,761,321 (RMB 9,321,970)) remained in China. Under Chinese law, cash advanced to the Company’s Chinese subsidiaries as registered share capital is maintained in the subsidiaries’ registered capital bank account. Remittance of these funds back to Canada may require approvals by the relevant government authorities or designated banks in China or both.

5.	Mineral interests

a)         Guangdong - Changkeng

Minco China and Tibet Minco, a wholly owned subsidiary of Minco China, are the controlling shareholders in Mingzhong with a 51% interest collectively.

Mingzhong signed an exploration permit transfer agreement with No. 757 Exploration Team of Guangdong Geological Bureau (“757 Exploration Team”) and on January 5, 2008 Mingzhong received the Changkeng exploration permit (the “Changkeng Exploration Permit”). This exploration permit expires on September 10, 2015.

To acquire the Changkeng Exploration Permit, Mingzhong was required to pay RMB 48 million ($8.15 million). As at December 31, 2008, the first payment for the Changkeng Exploration Permit to 757 Exploration Team was made in an amount of RMB 19 million ($3.22 million). The remaining balance of RMB 29 million ($4.92 million) was settled in May 2013. According to a Supplementary Agreement signed between 757 Exploration Team and Mingzhong, 757 Exploration Team agreed to refund RMB 3.8 million ($622,293) to Mingzhong for certain exploration costs incurred during the early stages of the Changkeng project. The refunded amount was recorded as an exploration cost recovery during the year ended December 31, 2013.

As at March 31, 2015, the Company received funds of RMB 2,400,000 ($496,750) from three minority shareholders of Mingzhong and are classified as a current liability, pending approval of capital injection from the remaining non-controlling interest shareholders.

Pursuant to the terms of an agreement with Minco Silver, the Company has assigned its right to earn a 51% interest in the Changkeng Silver Mineralization to Minco Silver. As a result, Minco Silver is responsible for 51% of the total costs in relation to the Changkeng Silver Mineralization.

b)         Gansu - Longnan

Minco China holds nine exploration permits in the Longnan region of south Gansu province in China. The Longnan region is within the southwest Qinling gold field.

(11)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

5.	Mineral interests (continued)

The Longnan region consists of three projects according to their geographic distribution, type and potential of mineralization:

i)                   Yangshan: including four exploration permits located in the northeast extension of the Yangshan   gold belt and its adjacent area;

ii)                  Yejiaba: including four exploration permits adjacent to the Guojiagou exploration permit; and

iii)             Xicheng East: including one exploration permit to the east extension of the Xicheng Pb-Zn   mineralization belt.

The Company has spent a cumulative total of $11.9 million on exploration costs on the Longnan project as at March 31, 2015 (December 31, 2014 - $11.7 million).

The Company has submitted the renewal application for the four exploration permit for Yejiaba and one exploration permit for Xicheng East that were originally set to expire on February 4, 2014. The renewal applications are currently being processed by the Ministry of Land and Resources.

On December 13, 2013, Minco China entered into an agreement with Gansu Yuandong Investment Co., Ltd (“YDIC”) in which the Company agreed to sell two exploration permits in the Xicheng East and Yejiaba area to YDIC for RMB 0.8 million ($150,000). The process of transferring the titles to the two permits to YDIC was pending approval by Gansu province and the proceeds were not received as at March 31, 2015.

On December 26, 2014, Minco China entered into an agreement with Beijing Runlong Investment Limited Company (“Beijing Runlong”) in which the Company agreed to sell four exploration permits in the Yangshan area to Beijing Runlong for total cash proceeds of RMB 3,200,000 ($604,618). The process of transferring the titles to the four permits to Beijing Runlong was pending approval by Gansu province and the proceeds was not received as at March 31, 2015.

Beijing Runlong will make the following payments to Minco China:

i)	5% of the total cash proceeds within 20 working days from the date of signing the agreement;
ii)	45% of the total cash proceeds upon receiving the approval of the transfer from the Provincial land and resources administrative authority, before submitting to the Ministry of Land and Resources; and
iii)	50% of the total cash proceeds within 5 days upon receiving the approved exploration rights license.

c)                   Hunan – Gold Bull Mountain

Minco China’s wholly owned subsidiary Yuanling Minco owns the Gold Bull Mountain Exploration permit. The permit expires on June 28, 2015.

(12)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

5.	Mineral interests (continued)

d)                  Guangdong - Sihui

Minco China holds an exploration permit in Guangdong Sihui in China. The Company has decided not to renew the Sihui exploration permit, which expired on February 3, 2015.

The Company continues its efforts to dispose of its assets in China, including the Changkeng project, and some of the projects in the Longnan region.

The following is a summary of exploration costs, net of recoveries, incurred by each project:

	Three months ended March 31,		Cumulative to March 31,
	2015	2014	2015
	$	$	$
Currently active properties:
Gansu
- Longnan	192,071	173,647	11,932,968
Guangdong
- Changkeng	62,647	84,665	8,225,698
Hunan
- Gold Bull Mountain	10,110	11,043	2,283,212
Guangdong
- Sihui	106	531	6,100

Total	264,934	269,886	22,447,978

6.	Equity investment in Minco Silver Corporation

On April 22, 2014, the Company sold 2,000,000 shares of Minco Silver for cash proceeds of $1,500,000 which decreased the Company’s equity interest in Minco Silver from 21.81% to 18.45%.

On April 22, 2014, the Company determined that it continued to hold significant influence over Minco Silver despite the Company owning less than 20 percent of the voting rights of Minco Silver’s outstanding common shares. The Company has the ability to influence Minco Silver through its board representation, common CEO and shared management positions between the Company and Minco Silver.

As at March 31, 2015, the Company owned 11,000,000 common shares of Minco Silver (December 31, 2014 - 11,000,000 common shares) that were acquired in 2004 in exchange for the transfer of the Fuwan property and the silver interest in the Changkeng property.

In the first quarter of 2015, the Company determined that due to a significant decline in the market value of Minco Silver’s common shares, the recoverable amount of its investment was less than its carrying amount. As a result, the Company recognized an impairment loss of $3,466,674, which represents the difference between the carrying value of the investment and its recoverable amount. The fair value less costs of disposal based on the quoted market price of Minco Silver’s shares at March 31, 2015 was used as the recoverable amount.

(13)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

6.	Equity investment in Minco Silver Corporation (continued)

	2015	2014
	$	$
As at January 1, Equity investment in Minco Silver	6,820,000	13,368,836
Dilution loss	-	(78,177)
Share of associates income (loss)	283,699	(321,972)
Share of other comprehensive income of investments accounted for using the equity method	1,752,975	115,462
Partial disposition	-	(2,058,333)
Impairment loss	(3,466,674)	(4,205,816)
As at March 31, 2015 and December 31, 2014 Equity investment in Minco Silver	5,390,000	6,820,000

The following is a summary of Minco Silver’s balance sheet and reconciliation to carrying amounts as at March 31, 2015 and December 31, 2014:

	March 31,	December 31,
	2015	2014
	$	$
Current assets	67,954,642	60,520,799
Mineral interests	35,017,186	31,621,827
Property, plant and equipment	433,290	422,012
Current liabilities	136,496	419,592
Shareholders' equity	103,268,621	92,145,046
Reconciliation to carrying amounts:

Minco Gold’s share in percentage	18.45%	18.45%
Minco Gold’s share in $	19,053,061	17,000,761
Differences between Minco Gold’s share and carrying value	(13,663,061)	(10,180,761)
Carrying value of investment in Minco Silver	5,390,000	6,820,000
Market value of Minco Silver shares	5,390,000	6,820,000
(14)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

6.	Equity investment in Minco Silver Corporation (continued)

The following is a summary of Minco Silver’s income statement for the three months ended March 31, 2015 and 2014:

	Three months ended March 31, 2015	Three months ended March, 2014
	$	$
Operating income (expenses)	694,625	(441,388)
Net income (loss) for the period	1,537,937	(252,849)
Other comprehensive income for the period	9,502,918	1,034,552
Comprehensive income for the period	11,040,855	781,703

7.	Gain on legal settlement

On December 16, 2010, Minco China entered into an agreement with the 208 Team, a subsidiary of China National Nuclear Corporation, to acquire a 51% equity interest in the Tugurige Gold Project located in Inner Mongolia, China (the “Agreement”). The 208 Team did not comply with certain of its obligations under the Agreement, including its obligation to set up a new entity (the “JV Co”) and the transfer of its 100% interest in the Tugurige Gold Project to the JV Co. As a result, Minco China commenced legal action in China seeking compensation.

On March 25, 2013, Minco China settled its claim against the 208 Team relating to the Agreement for an amount of RMB 14 million ($2.4 million). Minco China received RMB 5 million ($801,395) during 2013 and recognized a receivable of RMB 4 million ($699,688) as at December 31, 2013. The Company received RMB 4 million ($720,095) in January 2014.

On January 4, 2015, Minco China engaged a Chinese law firm to recommence legal action against 208 Team to recover the remaining RMB 5 million ($1,034,897) unpaid balance on a contingent fee basis whereby the Company will pay the Chinese law firm 50% of the net amount recovered.

On May 6, 2015, Minco China reached an agreement to settle its claim against the 208 Team for an amount of RMB 5.5 million ($1,138,472). The payments are to be received in following manner:

i)	On the signing date of the agreement- RMB 500,000 ($103,490) (received)
ii)	On or before June 17, 2015- RMB 2,000,000 ($413,993)
iii)	On or before August 7, 2015- RMB 3,000,000 ($620,989)

As at March 31, 2015, Minco China recognized a receivable of RMB 500,000 ($103,498) (settled subsequent to period end) and the remaining RMB 5 million ($1,034,982) balance due under the legal settlement was not recognized due to the uncertainty of collectability. Minco China recognized a gain on the legal settlement, net of accrued legal fees, of RMB 250,000 ($51,745) during the three months ended March 31, 2015.

(15)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

8.	Non-controlling interest

Below is summarized financial information for Mingzhong, the Company’s 51% owned indirect subsidiary. The amounts disclosed are based on those included in the condensed consolidated interim financial statement before inter-company eliminations.

Summarized statement for financial position

	March 31,	December 31,
	2015	2014
	$	$
NCI percentage	49%	49%
Current assets	1,297,408	1,234,149
Current liabilities	(1,444,972)	(1,321,620)
	(147,564)	(87,471)
Non-current asset	38,898	37,384
Net assets	(108,666)	50,087
Accumulated non-controlling interests	4,996,107	4,988,512

Summarized income statement

For the period ended	March 31,	March 31,
	2015	2014
	$	$
Net loss	(52,446)	(92,722)
Other comprehensive income	67,947	21,824
Total comprehensive income (loss)	15,501	(70,898)
Loss allocated to NCI	(25,698)	(34,741)

Summarized cash flows

For the period ended	March 31,	March 31,
	2015	2014
	$	$
Cash flows from operating activities	(141,200)	(481,718)
Cash flows from financing activities	-	-
Effect of exchange rate changes on cash	113,417	22,669
(16)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

9.	Share capital
a.	Common shares and contributed surplus

Authorized: 100,000,000 common shares without par value

b.	Stock options

Minco Gold may grant options to its directors, officers, employees and consultants under its stock option plan (the “Stock Option Plan”). The Company’s board of directors grants such options for periods of up to five years, with vesting periods determined at its sole discretion and at prices equal to or greater than the closing market price on the day preceding the date the options are granted. These options are equity-settled.

During the three months ended March 31, 2015, the Company did not grant any stock options.

The maximum number of common shares reserved for issuance under the Stock Option Plan is 15% of the issued and outstanding common shares of the Company.

Minco Gold recorded $13,348 in share-based compensation expense for the three months ended March 31, 2015 (March 31, 2014 - $122,340).

A summary of the options outstanding is as follows:

	Number outstanding	Weighted average exercise price
		$
January 1, 2014	6,853,167	0.86

Granted	1,270,000	0.26
Exercised	(166,666)	0.44
Forfeited	(836,000)	0.94
Expired	(660,000)	0.48

Balance, December 31, 2014	6,460,501	0.79

Exercised	(46,500)	0.26
Forfeited	(575,500)	0.66

Balance, March 31, 2015	5,838,501	0.80

The weighted average share price on the date of exercise was $0.30 in 2015 (2014 - $0.57). As at March 31, 2015, there was $11,759 (2014- $24,854) of total unrecognized compensation cost relating to unvested stock options.

(17)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

9.	Share capital (continued)

Options outstanding				Options exercisable

Range of exercise prices	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$			$		$
0.26 – 0.45	2,089,334	3.26	0.35	1,723,998	0.37
0.46 - 0.93	2,626,667	2.33	0.58	2,626,667	0.58
0.94 – 2.59	1,122,500	0.79	2.17	1,122,500	2.17
	5,838,501	2.37	0.80	5,473,165	0.84

The Company uses the Black-Scholes option pricing model to determine the fair value of the options with the following assumptions:

	2015	2014

Risk-free interest rate	-	1.39% - 1.68%
Dividend yield	-	0%
Volatility	-	87% - 88%
Forfeiture rate	-	23%
Estimated expected lives	-	5 years

Option pricing models require the use of subjective estimates and assumptions including the expected stock price volatility. The stock price volatility is calculated based on the Company’s historical volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

10.	Related party transactions

Shared office expenses

a)	Minco Silver and Minco Gold share offices and certain administrative expenses in Beijing and Minco Silver, Minco Base Metals Corporation (“MBM”), a company with which the Company’s CEO has significant influence over, and Minco Gold share offices and certain administrative expenses in Vancouver.
At March 31, 2015 the Company had $3,590,756 due to Minco Silver (December 31, 2014 – $3,603,848) and consisted of the following:
(18)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

10.	Related party transactions (continued)
Amount due from Foshan Minco as at March 31, 2015 of $45,612 (December 31, 2014 - $35,101), representing the expenditures incurred by Minco China on behalf of Foshan Minco and shared office expenses.
Amount due to Minco Silver as at March 31, 2015 of $3,636,368 (December 31, 2014 – $3,638,949) representing funds advanced from Minco Silver to Minco Gold to support its operating activities in Canada.

The amounts due are unsecured, non-interest bearing and payable on demand.

b)	At March 31, 2015, the Company had $Nil due from MBM (December 31, 2014 - $47,696), in relation to shared office expenses.

The amounts due are unsecured, non-interest bearing and payable on demand.

Funding of Foshan Minco

Minco Silver cannot invest directly in Foshan Minco as Foshan Minco is legally owned by Minco China. All funding supplied by Minco Silver for exploration of the Fuwan Project must first go through Minco China via the Company and Minco Resources to comply with Chinese Law. In the normal course of business Minco Silver uses trust agreements when providing cash, denominated in US dollars, to Minco China via the Company and Minco Resources for the purpose of increasing the registered capital of Foshan Minco. Minco China is a registered entity in China; however it is classified as being a wholly foreign owned entity and can therefore receive foreign investment. Foshan Minco is a Chinese company with registered capital denominated in RMB and can therefore only receive domestic investment from Minco China. Increases to the registered capital of Foshan Minco must be denominated in RMB.

During the year ended December 31, 2013, Minco Silver advanced US$20 million to Minco China via the Company and Minco Resources in accordance with a trust agreement signed on April 30, 2013, in which Minco Silver agreed to advance US$20 million to Minco China to increase Foshan Minco’s registered share capital. As at March 31, 2015, Minco China held US$5,352,188 ($6,766,104) (December 31, 2014 – US$11,352,188 ($13,201,460)) and RMB 42,639 ($8,958) (December 31, 2014 – RMB 39,513 ($7,466)) in trust for Minco Silver.

Key management compensation

Key management includes the Company’s directors and senior management. This compensation is included in exploration costs and administrative expenses.

For the three month ended March 31, 2015 and 2014, the following compensation was paid to key management:

(19)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

10.	Related party transactions (continued)
	Three months ended March 31,
	2015	2014
	$	$
Cash remuneration	98,400	62,250
Share-based compensation	10,306	87,620
Total	108,706	149,870

The above transactions were conducted in the normal course of business.

11.	Geographical information

The Company’s business of exploration and development of mineral interests is considered as operating in one segment. The geographical division of the Company’s non-current assets is as follows:

Assets by geography	March 31, 2015

	Canada	China	Total
	$	$	$
Non-current assets	5,454,350	89,956	5,544,306

	December 31, 2014

	Canada	China	Total
	$	$	$
Non-current assets	6,888,410	108,165	6,996,575

12.	Fair value measurements

Financial assets and liabilities that are recognized on the balance sheet at fair value can be classified in a hierarchy that is based on the significance of the inputs used in making the measurements. The levels in the hierarchy are:

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3 - inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs).

(20)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2015, and 2014

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

12.	Financial instruments and fair value (continued)

The Company has no financial assets or liabilities measured at fair value other than the equity investment in Minco Silver which was recorded at fair value less costs of disposal based on the quoted market price as at March 31, 2015. Accordingly, this item is included in Level 1 of the fair value hierarchy.

Financial instruments that are not measured at fair value on the balance sheet are represented by cash and cash equivalents, receivable, due from related parties, account payable and accrued liabilities, advance from non-controlling interest and due to related parties. The fair values of these financial instruments approximate their carrying value due to their short-term nature.